Exhibit 10.2

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is dated as of March 26, 2021 (the “Effective Date”), by and between PNK S2, LLC, a Georgia limited liability company (“Landlord”), and PURPLE INNOVATION, LLC, a Delaware limited liability company (“Tenant”), and this Second Amendment is executed in connection with the following facts:

RECITALS:

A. Landlord and Tenant entered into that certain Lease, dated July 21, 2020 (the “Original Lease”), as amended by that certain Amendment to Lease dated March 4, 2021 (the “First Amendment”), pursuant to which Landlord agreed to lease to Tenant 519,680 rentable square feet in a space commonly referred to as Suite A (as more particularly described in the Original Lease, the “Existing Leased Premises”) in the building located at 1325 Hwy 42S., Building B, McDonough, Georgia, and containing a total of 1,104,320 rental square feet, and more particularly described in the Lease (the “Building”). The Original Lease, as amended by the First Amendment, is sometimes referred to herein as the “Lease.”

B. Tenant desires to expand into approximately 324,800 rentable square feet as more particularly shown on Exhibit “A” attached hereto and by this reference made a part hereof (the “Expansion Space”). Landlord and Tenant desire to amend and modify the Lease as hereinafter set forth to provide for the expansion of the Existing Leased Premises to include the Expansion Space and for other purposes as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, obligations and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby agree as follows:

1. Commencement Date/Expansion Space/Possession.

(a) The parties acknowledge that the Commencement Date of the Lease is the Effective Date of this Second Amendment. The commencement date of the Lease for the Expansion Space shall be the Commencement Date under the Lease for the Existing Leased Premises (i.e., the Effective Date of this Second Amendment), the expiration date for the Expansion Space shall be the Expiration Date under the Lease for the Existing Leased Premises, and the lease term for the Expansion Space shall, therefore, be the Lease Term under the Lease for the Existing Leased Premises. Therefore, on the Commencement Date under the Lease, the Leased Premises shall include both the Existing Leased Premises and the Expansion Space, and those shall together consist of a total of 844,480 rentable square feet. Therefore, the “Rentable Area” of the Leased Premises will be deemed to be 844,480 rentable square feet for all purposes of the Lease, except with respect to the calculation of the Tenant Improvement Allowance, which shall continue to be calculated based on only the area of the Existing leased Premises (and then reduced as set forth in the First Amendment) and except as set forth in Paragraph 2 hereof with respect to the Expansion Space Allowance (as defined herein) as to the Expansion Space. The Expansion Space is hereby added to the Existing Leased Premises upon the same terms and provisions specified in the Lease, except as herein set forth, and all references in the Lease to the “Leased Premises” shall mean the Existing Leased Premises together with the Expansion Space (unless set forth herein to the contrary).

(b) With respect to the Expansion Space, Landlord hereby tenders, and Tenant hereby accepts, possession thereof as of and on the Effective Date.

(c) Notwithstanding the foregoing, the following provisions of the Original Lease shall not be applicable to, and shall have no force or effect with respect to, the Expansion Space (but such provisions shall continue to apply to the Existing Leased Premises): Section 2.02 (Construction of Landlord’s Work), because Tenant will take possession of the Expansion Space on the Effective Date and will thereafter construct all improvements in and to the Expansion Space, Section 2.05 (Late Delivery), Section 2.06 (Early Access), all rights and obligations of Landlord and Tenant as to the Tenant Improvement Allowance, and the Work Letter.

2. Condition of Expansion Space.

(a) Except as set forth in Paragraph 2(b) hereof, Tenant shall accept the Expansion Space in its then-current, “as-is” condition as of the Commencement Date, and Landlord shall have no obligation to make any improvements or modifications to the Expansion Space. Taking of possession of the Expansion Space by Tenant shall be deemed conclusively to establish that the Expansion Space, the Building and the Common Areas are in good and satisfactory condition, as of the date possession was so taken.

(b) Without limiting the generality of the foregoing, Landlord has no obligation to perform any Landlord’s Work with respect to the Expansion Space. Landlord’s obligations under the Lease with respect to the performance of Landlord’s Work apply only to the Existing Leased Premises. Therefore, the Commencement Date (for both the Existing Leased Premises and the Expansion Space) shall be determined based on Substantial Completion of the Landlord’s Work only as to the Existing Leased Premises (which, as set forth above, occurred on the Effective Date of this Second Amendment). However, notwithstanding the foregoing, Landlord shall deliver the Expansion Space to Tenant with the equipment described on Exhibit “C” attached hereto and by this reference made a part hereof within the space (but uninstalled). Landlord represents to Tenant that, as of the date of Landlord’s execution of this Second Amendment, there are thirty (30) loading dock doors with dock levelers and dock seals installed along the exterior walls of the Expansion Space.

(c) Provided that no Default by Tenant then exists under the Lease, Landlord agrees to provide Tenant an improvement allowance (the “Expansion Space Allowance”) in an amount up to $12.50 per rentable square foot of the Expansion Space (a total of $4,060,000.00), which Expansion Space Allowance shall be used by Tenant for the costs of performing improvements to the Leased Premises, or for application to FF&E Costs, pursuant and subject to the below terms of this Paragraph 2. The Expansion Space Allowance shall be available at any time on and after the Commencement Date.

(d) Any Expansion Space Improvements shall be in conformity with plans submitted to and approved by Landlord, and shall be performed by Tenant in accordance with all of the terms and conditions of the Lease, including, but not limited to, the applicable terms and provisions of Article 7 of the Lease. Without limiting the generality of the foregoing, if and to the extent that any of the Expansion Space Improvements qualifies as Pit Installation Work, the requirements of Section 7.04 of the Lease shall apply thereto, but Tenant will not be obligated to pay Landlord any construction management or similar fee that may otherwise be required or contemplated by the Lease, but Tenant shall reimburse Landlord for any reasonable costs incurred by Landlord in connection with Landlord’s review of plans for Tenant’s work in the Expansion Space.

(e) If Tenant elects to apply any portion of the Expansion Space Allowance to FF&E Costs, the terms of Section 2.07(b)(i) of the Lease shall apply to and govern such application.

(f) If Tenant elects to apply any unused portion of the Expansion Space Allowance to costs incurred by Tenant to perform Expansion Space Improvements, Tenant shall submit to Landlord a written report, certified by Tenant (the “Reimbursement Request”), setting forth: (i) a computation of the total costs incurred by Tenant for such work; and (ii) the amount payable by Landlord to Tenant, which amount shall not exceed the then-remaining unused portion of the Expansion Space Allowance. The Reimbursement Request shall be accompanied, to the extent applicable to the costs set forth on the Reimbursement Request, by: (A) an AIA Completion Certificate executed by Tenant’s contractor, and an AIA Document G702 form executed by Tenant’s architect, both in form and substance reasonably satisfactory to Landlord; (B) if, under applicable Laws, the performance of such work requires issuance of a certificate of occupancy for the Expansion Space, a copy of the final certificate of occupancy for the Expansion Space; (C) an affidavit or certificate executed by the Tenant’s architect that all work is complete and is in accordance with the plans approved by Landlord and all Laws; (D) a Final Contractor’s Affidavit from Tenant’s contractor meeting the requirements of the laws of the State of Georgia to extinguish all lien rights in connection with such work; and (E) final lien waivers from Tenant’s architect and contractor, and all subcontractors, materialmen, and engineers. In addition, the Reimbursement Request shall be accompanied by a set of scaled and dimensioned, “as built” plans for the work, certified by Tenant’s architect, prepared on an Auto CAD Computer Assisted Drafting and Design System (or such other system as Landlord may accept), using naming conventions issued by the American Institute of Architects (or such other naming conventions as Landlord may accept), and a CD of such as built plans translated in DXF format (or any other format acceptable to Landlord). The Reimbursement Request and all other items described above must be in form and substance satisfactory to Landlord. Upon receipt of the Reimbursement Report and all other required materials, Landlord shall reimburse Tenant the amount due from Landlord under this Paragraph 2(d) within thirty (30) days after Landlord’s receipt thereof. However, Landlord shall not be obligated to disburse the amount requested by Tenant until Tenant delivers to Landlord the Reimbursement Report accompanied by all required items listed above. The Reimbursement Report shall be subject to verification by Landlord (who shall have access to Tenant’s books and records in respect thereof for such purpose) and correction, if necessary, without either party being prejudiced by any payments made hereunder. For the avoidance of doubt, Tenant acknowledges that it must submit the Reimbursement Report, together with all documentation and materials set forth above, on or before the “Expansion Space Allowance Expiration Date” (as hereinafter defined).

(g) Notwithstanding anything contained in the Lease (including, without limitation, this Second Amendment) to the contrary, if Tenant has not satisfied the conditions set forth above for disbursement of the entire Expansion Space Allowance on or before December 31, 2021 (the “Expansion Space Allowance Expiration Date”), Tenant shall have no further rights to any undisbursed portion of the Expansion Space Allowance. Any portion of the Expansion Space Allowance remaining undisbursed after such date shall belong to Landlord.

3. Economic Amendments.

(a) The schedule of Minimum Annual Rent and Monthly Rental Installments set forth in Section1.01(d) of the Original Lease is hereby deleted and replaced by the following:

Lease Year	Rent / SF	Minimum Annual Rent	Monthly Rental Installments:
1*	$3.41	$2,879,676.80	$239,973.07
2	$3.48	$2,938,790.40	$244,899.20
3	$3.55	$2,997,904.00	$249,825.33
4	$3.62	$3,057,017.60	$254,751.47
5	$3.69	$3,116,131.20	$259,677.60
6	$3.76	$3,175,244.80	$264,603.73
7	$3.84	$3,242,803.20	$270,233.60
8	$3.92	$3,310,361.60	$275,863.47
9	$4.00	$3,377,920.00	$281,493.33
10	$4.08	$3,445,478.40	$287,123.20
11	$4.16	$3,513,036.80	$292,753.07

*	Subject to the “Rental Concession” (as hereinafter defined)

(b) As a result of the change in the schedule of Minimum Annual Rent and Monthly Rental Installments, the value of the Rental Concession set forth in Section 3.05 is hereby amended to be $1,919,784.56.

(c) Tenant’s Proportionate Share is hereby amended to be 76.4706%.

(d) In addition to the Rental Concession set forth in Section 3.05 of the Lease, provided that there does not exist a Default under the Lease, Tenant shall conditionally be entitled to a credit (the “Rental Credit”) in the amount of $92,297.33 against each Monthly Rental Installment which would otherwise be due with respect to each of the four (4) calendar months immediately following the expiration of the Rental Concession (the “Credit Period”). Such credit shall apply only to the Monthly Rental Installments for such months, and Tenant shall be obligated to pay all other Rent (including, without limitation, any amounts payable as the Annual Rental Adjustment) due under the Lease (as amended hereby) for such months. Subject to the below terms of this paragraph, by operation of the Rental Credit, the Monthly Rental Installment actually payable by Tenant with respect to each month during the Credit Period will be $147,675.74. Notwithstanding the foregoing, if any Default occurs and continues beyond any applicable notice and cure periods set forth in the Lease: (i) the Rental Credit shall be canceled, the portion of the Rental Credit which has not been used by Tenant as of the date of the occurrence of such Default shall automatically terminate and become null and void, Tenant shall no longer be entitled to any rent credit described in this paragraph, and Tenant shall thereafter pay all Monthly Rental Installments when due under the Lease (as amended hereby), without regard to this paragraph; and (ii) the unamortized amount of the portion of the Rental Credit which has been used by Tenant as of the date of the occurrence of such Default shall become immediately due and payable. For the purposes of clause (ii) of the preceding sentence, the unamortized portion of the Rental Credit which is used by Tenant will be calculated as if the portion of the Rental Credit used by Tenant is being amortized over the “Rental Credit Amortization Period” (as defined below) in equal monthly installments of principal and interest, together with interest at the rate of twelve percent (12%) per annum (or the maximum rate permitted by applicable law, whichever is less). The “Rental Credit Amortization Period” means the period commencing on the first (1st) day of the second (2nd) Lease Year and continuing through the Expiration Date (based on the foregoing, the Rental Concession Amortization Period will consist of one hundred sixteen (116) months). Notwithstanding anything contained herein to the contrary, in no event shall the Rental Credit apply to or be deemed to forgive or excuse payment of any Additional Monthly Payments (as defined in the Work Letter attached to the Original Lease).

(e) The parties acknowledge that aggregate value of the Rental Concession and the Rental Credit is $2,288,973.88.

4. Parking. In addition to any other parking spaces and areas that Tenant is entitled to use under and in accordance with the Lease (including, without limitation, any Rules and Regulations pertaining thereto), Tenant shall be entitled to use, and to permit its employees, agents, representatives, contractors, and invitees to use, not more than ninety (90) striped parking spaces located on both sides of the portion of the Building in which the Expansion Space is located, as shown on Exhibit “B” attached hereto and made a part hereof (the “Expansion Space Parking Lots”). Tenant shall have the right to fence such parking areas, but Tenant shall have no right to use, and shall not use, and shall not allow its employees, agents, representatives, contractors, or invitees to use, any parking areas of the Park other than the Parking Lot and the Expansion Space Parking Lots. Except as expressly set forth in this Paragraph 4 to the contrary, the terms of Section

5.05 of the Original Lease shall apply to parking in the Expansion Space Parking Lots.

5. Other Amendments.

(a) Clause (iii) of Section 13.02(c) of the Original Lease is hereby deleted and replaced by the following: “(iii) the unamortized balance of: (A) the cost paid for Landlord’s Work,

(B) the amounts paid by Landlord from the Expansion Space Improvement Allowance, and

(C) brokerage fees paid in connection with this Lease,”.

(b) Article 17 of the Lease shall remain in effect with respect to the space in the Building now occupied by Wesco, and such right shall remain in effect as long as the term of the lease between Wesco and Landlord remains in effect. However, notwithstanding anything contained in Article 17 of the Lease to the contrary, Landlord shall have the right to extend the lease expiration date of, or renew, Wesco’s lease, whether pursuant to the exercise of any extension or renewal option, or otherwise, without being required to offer such space to Tenant under Article 17 of the Lease.

6. Broker.

(a) Tenant represents and warrants to Landlord that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent, other than Jones Lang LaSalle Brokerage, Inc. (“Tenant’s Agent”) in connection with this Second Amendment. Landlord represents and warrants to Tenant that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent other than Cushman & Wakefield, Inc. (“Landlord’s Agent”) in connection with this Second Amendment. Tenant hereby indemnifies and holds Landlord harmless from and against all loss, costs, damage or expense (including, but not limited to, court costs, investigation costs and reasonable attorneys’ fees), as a result of any agreement or dealings, or alleged agreement or dealings, between Tenant and any such agent or broker other than Tenant’s Agent. Landlord hereby indemnifies and holds Tenant harmless from and against all loss, costs, damage or expense (including, but not limited to, court costs, investigation costs and reasonable attorneys’ fees), as a result of any agreement or dealings, or alleged agreement or dealings, between Landlord and any such agent or broker other than Landlord’s Agent.

(b) Landlord shall pay a commission to Landlord’s Agent pursuant to a separate agreement between Landlord and Landlord’s Agent. Landlord shall pay a commission to Tenant’s Agent pursuant to a separate agreement between Landlord and Tenant’s Agent. The fact that Landlord is paying a commission to Tenant’s Agent does not constitute Tenant’s Agent as the agent of Landlord or as a dual agent for Landlord and Tenant. Tenant’s Agent has acted solely as Tenant’s agent in connection with this transaction. The provisions of this Paragraph 6 shall survive the expiration or earlier termination of the Lease.

7. Alterations. The $100,000.00 figure or number referred to and included in Section 7.03 of the Lease is hereby increased to $150,000.00.

8. Eminent Domain. The one hundred (100) parking space figure referred to and included in Article 10 of the Lease is hereby increased to one hundred twenty-four (124) parking spaces.

9. Miscellaneous. The parties hereby acknowledge and agree that the recitals set forth above are true and accurate as of the date hereof. Whenever terms are used but not defined in this Second Amendment, such terms shall have the meaning ascribed to them in the Lease. Except as modified by this Second Amendment, Landlord and Tenant do hereby ratify and reaffirm each and every provision, term, covenant, agreement and condition of the Lease. The Lease, as modified by this Second Amendment, sets forth the entire agreement between Landlord and Tenant and cancels all prior negotiations, arrangements, agreements and understandings, if any, between Landlord and Tenant regarding the subject matter of this Second Amendment. In the event of any conflict between the terms of the Lease and the terms of this Second Amendment, the terms of this Second Amendment shall control. This Second Amendment may be executed in counterparts, and signatures delivered hereon by facsimile, electronic mail, or programs such as DocuSign shall be considered originals for all purposes. The individuals executing and delivering this Second Amendment on behalf of Landlord and Tenant have been duly authorized and instructed to execute and deliver this Second Amendment.

IN WITNESS WHEREOF, the duly authorized officials of Landlord and Tenant have signed and sealed this Second Amendment as of the day and year first set forth above.

LANDLORD:

PNK S2, LLC, a Georgia limited liability company

By:	/s/ Park Mun Seong
Name:	PARK MUN SEONG
Title:	MANAGER

TENANT:

PURPLE INNOVATION, LLC,a Delaware limited liability company

By:	/s/ Joseph B. Megibow
Name:	Joseph B. Megibow
Title:	CEO

EXHIBIT “A”

EXPANSION SPACE

[The Expansion Space is the shaded area designated “324,800 SF” on the below drawing]

FUTURE
WAREHOUSE
BUILDING 'A'
324,800 SF
WAREHOUSE
FIRE PUMP
ROOM
FUTURE
WAREHOUSE
BUILDING 'C'

1 OVERALL SITE PLAN

MACGREGOR ASSOCIATES ARCHITECTS

PNK

LAMBERT FARMS
BUILDING B

PNK group

OVERALL SITE PLAN

!! CAUTION !!
SCALE: 1" = 80'-0"

A-101

FOR CONSTRUCTION

A-1

EXHIBIT “B”

EXPANSION SPACE PARKING LOTS

[The Expansion Space Automobile Parking Lots are the areas of the forty-
three (43) and forty-seven (47) trailer spaces marked on the below drawing]

B-1

EXHIBIT “C”

EQUIPMENT TO BE DELIVERED WITH THE EXPANSION SPACE

MAYER ELECTRIC SUPPLY COMPANY, INC.

770-929-0160

9120 Old City Pond Rd Covington GA 30014

Fax: 770-784-3974

Br #: 602500

"Purchaser"

To: BRITTAIN ELECTRIC INC
115 OXFORD BUSINESS PARKWAY
OXFORD , GA 30054

Date:

Ship To: Mayer - Covington
9120 Old City Pond Rd
Covington , GA 30014

Project Name:

Customer Contact: RAY

Job: LAMBERT FARMS BUILDOUT

Mayer Contact: Wilson, Chad

Internet: www.mayerelectric.com

QUOTATION VOID AFTER DATE: November 06, 2020

PIPE AND WIRE QUOTE VOID AFTER: October 08, 2020

Line	Quantity	Item Number	Description	Type	Price	Per	Total
1	1	LOT OF LIGHTING	PER BELOW COUNTS		102,375.0000	EA	102,375.00
2	325	H				EA	
3	6	H REMOTE CONTROLERS				EA	
4	12	ER				EA	
5	10	XE				EA	
6	84	ZE				EA	
7	12	XE				EA	
8	1	SALES TAX			7,166.2500	EA	7,166.25

Freight Terms: FOB Shipping Point

Total: 109,541.25

Freight Terms: **Prepaid & Allowed:** N **Prepaid & Charged:** N **Spare Parts Included:** N

TERMS AND CONDITIONS GOVERNING THIS QUOTE ARE AVAILABLE ONLINE AT WWW.MAYERELECTRIC.COM OR UPON REQUEST. BY ACCEPTING THIS QUOTE, YOU AGREE AND UNDERSTAND THE TERMS AND CONDITIONS GOVERNING THIS QUOTE. QUOTE TOTAL DOES NOT INCLUDE APPLICABLE TAXES. SUBJECT TO CREDIT APPROVAL. To the extent the Buy American Act, Trade Agreements Act, or other domestic preference requirements are applicable to this Contract, the country of origin of Products is unknown unless otherwise specifically stated by Customer in this Contract. The customer warrants that there are no governmental contracting requirements or regulations that apply to this transaction(including without limitation any Federal Acquisition Regulations) other than such terms as have been disclosed to Seller and agreed to bySeller in writing prior to Seller agreeing to this transaction. Mayer Electric Supply reserves the right to amend, withdraw or otherwise alter this submission without penalty or charge as a result of any event beyond its control arising from or due to the current Covid-19 epidemic or events subsequent to the epidemic / pandemic including changes in laws, regulations, by laws or direction from competent authority.
EXCUSABLE DELAY Purchaser acknowledges that products sold hereunder and/or parts thereof may be produced in, or otherwise sourced from, areas already affected by, or that may be affected in the future by, the prevailing COVID-19 epidemic/pandemic and that the situation may trigger stoppage, hindrance or delays in the capacity of Mayer Electric and/or its subcontractors/suppliers to produce, deliver, install or service the products, irrespective of whether such stoppage, hindrance or delays are due to measures imposed by authorities or deliberately implemented by Mayer and/or its subcontractors/supplier partners as preventive or curative measures to avoid harmful contamination exposure of the associates of Mayer Electric or its subcontractors/supplier partners. Purchaser therefore recognizes that such circumstances shall be considered as a cause for excusable delay not exposing Mayer Electric to contractual sanctions including without limitation any delay penalties, liquidated or other damages or termination for default.

Mayer Contact: 100509 Chad Wilson

ACCEPTANCE

Date:

Mayer Electric Supply Co. Inc.

email: cwilson@mayerelectric.com

Form Effective Date: February 1, 2017

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